Exhibit 99.7

Confidentiality Agreement

Confidentiality Agreement

March 16, 2012

Sagard Capital Partners Management Corporation
325 Greenwich Avenue, 2nd Floor
Greenwich, CT  06830

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (the “Transaction”) between Sagard Capital Partners Management Corporation, Sagard Capital Partners, L.P. or an entity to be formed thereby (“you” or “your”) and Isis and its subsidiaries (collectively, the “Company” or “Isis”), you have requested certain information regarding the Company.  In consideration of your receipt of such information, you agree as follows:

Confidential Information.  All information (written or oral) which has been or is furnished to you or any of your Representatives by or on behalf of the Company (including, for the avoidance of doubt, by its advisor, Jefferies & Company, Inc. (“Jefferies”)) at any time, and all notes, analyses, compilations, forecasts, studies or other documents prepared by you or any of your Representatives that contain or reflect such information, are referred to in this Agreement as the “Confidential Information.”  The term Confidential Information does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by you or any of your Representatives, (ii) that you receive or have received on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, or (iii) is or was independently developed by you or your Representatives without reference to, reliance on, or use of, any Confidential Information or in violation of any obligations hereunder.

1. Limitations on Disclosure and Use.  You will disclose Confidential Information only to your directors, officers, employees, agents, sole limited partner, financial advisors, appraisers, and legal and accounting advisers (collectively, “Your Representatives”) who need to know the Confidential Information for the purpose of evaluating the Transaction on your behalf and who have been informed by you of the confidential nature of the Confidential Information and instructed by you to comply with the terms of this Agreement as they apply to Your Representatives.  You will, and you will direct Your Representatives to, keep the Confidential Information confidential and not disclose the Confidential Information to any person, except as expressly provided herein.

2. Limitations on Disclosure and Use.  You will, and you will direct your Representatives to, keep the Confidential Information confidential and will use the Confidential Information solely for the purpose of evaluating the Transaction.  You will be responsible for breach by Your Representatives of the terms of this Agreement as they apply to Your Representatives.  In no event shall you enter into any arrangement with a debt financing source which would prevent such debt financing source from working with other parties in connection with a transaction involving the Company.  In considering a Transaction and reviewing the Confidential Information, you are acting solely on your own behalf and not as part of a group with any third parties.  You and/or your affiliates will not, directly or indirectly, offer to or enter into any agreement, arrangement or understanding, or any discussions with any third party or person regarding a possible transaction involving the Company without the prior written consent of the Company.  You will not, and you will direct your Representatives not to, disclose the fact that the Confidential Information has been made available or that discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) without the prior written consent of the Company.  Without limiting the generality of the foregoing, you agree that you will not, directly or indirectly, share the Confidential Information with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to such an agreement, arrangement or understanding with any other person, including other potential bidders and third party equity or debt financing sources (other than Your Representatives as permitted above) regarding a possible transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement with the Company on terms and conditions consistent with this Agreement.  You hereby represent and warrant that you are not acting as a broker for or representative of any other person in connection with the Transaction, and are considering the Transaction only for your own account.

3. Required Disclosure.  In the event that you or any of your Representatives is requested or required, by law or regulation, or any governmental, regulatory or self-regulatory authority or is required by oral question or request for information or documents in legal proceedings, regulatory filings, interrogatories, subpoena, civil investigative demand or similar process, to disclose any Confidential Information, you will, to the extent permitted, give the Company prompt written notice of such request or requirement so that the Company may, at the Company’s expense, seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and you will cooperate with the Company to obtain such protective order or other remedy.  In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, you (or your Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Information which, in the opinion of your counsel, you (or such Representatives) are legally required to disclose, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and use your reasonable efforts, at the Company’s expense, to obtain assurances that confidential treatment will be accorded to such information.

4. No Representation, Warranty, Liability.  Neither the Company nor any of its representatives (including Jefferies) has made or is making, and you are not relying on, any representation or warranty, express or implied, regarding the accuracy or completeness of the Confidential Information, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company, and neither the Company nor any of its Representatives (including Jefferies) shall have any liability to you or your Representatives relating to or resulting from the use of the Confidential Information.  The only representations and warranties on which you may rely will be those, if any, expressly set forth in a definitive agreement between the Company or its stockholders and you with respect to a Transaction, and then only to the extent provided in such agreement.

5. Securities Laws.  You are aware, and you will advise your Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6. No Agreement.  Unless and until a definitive agreement between the Company or its stockholder(s) and you with respect to any Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates, on the one hand, or you or your affiliates, on the other hand, will be under any legal obligation to the other of any kind whatsoever with respect to a Transaction.  The Company may, in its sole discretion, reject any and all proposals made by you or on your behalf with regard to a Transaction and terminate discussions and negotiations with you at any time and for any or no reason.

7. Process.  You acknowledge that (i) the Company and Jefferies shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right, in its sole discretion, to reject or accept any potential buyer, proposal or offer, and to terminate any discussions and negotiations, at any time and for any or no reason, (iv) neither you nor any of Your Representatives shall have any claims whatsoever against the Company or Jefferies or any of their respective affiliates or representatives arising out of or relating to such actions and (v) neither you nor any of Your Representatives shall challenge any Transaction on the ground that any such actions were wrongful, discriminatory, unfair or otherwise violated any duty owed you or any such Representative.  Unless and until a definitive agreement between the Company or its stockholder(s) and you with respect to any Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates, on the one hand, or you or your affiliates, on the other hand, will be under any legal obligation to the other of any kind whatsoever with respect to a Transaction.

8. Return of Information.  If you determine not to proceed with a Transaction, you will promptly notify the Company of such decision.  In that case, or if at any time the Company so requests, you and Your Representatives will promptly return to the Company or, at your option, you and Your Representatives may destroy and certify to the Company the destruction of, all copies of the Confidential Information, including all copies of Confidential Information consisting of notes, analyses, compilations, forecasts, studies or other documents prepared by you or such Representatives, except as required by law, rule or regulation.  Notwithstanding the foregoing, you or your Representatives may keep a copy of the Confidential Information solely for regulatory purposes or for the purpose of defending rights and obligations.  Further, neither you nor your Representatives will be required to return or destroy any computer or other electronic hardware or systems, to render any electronic data irrecoverable or to disable any existing electronic data backup procedures.  Notwithstanding the return or destruction of Confidential Information, you and Your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

9. Enforcement.  You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives and, in addition to all other remedies available under applicable law, the Company shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach.  You will not oppose the granting of such relief and will waive any requirement for the posting of any bond or other security in connection therewith.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction issues a final judgment in such litigation, the non-prevailing party will reimburse the prevailing party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such litigation.

10. No Contact.  All of your or your Representatives (on your behalf) (i) communications regarding a Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) questions regarding procedure must be directed to Jefferies & Company, Inc.(“Jefferies”).  You will not, and will instruct Your Representatives (acting on your behalf) not to, contact any person who is known to you or them to be a stockholder (other than Your Representatives who are also stockholders on an independent basis), director, officer, employee or agent of the Company, or a customer, supplier, partner or affiliate practice, partner or affiliate physician or other person having a business relationship with the Company, regarding the Company, the Company’s assets, business, operations, personnel, prospects or finances, the Confidential Information or a Transaction, except with the prior written permission of Jefferies.

11. Non-solicitation.  For a period of two years from the date of your signing of this Agreement, neither you nor your affiliates that receive Confidential Information will employ or solicit or divert any employee of the Company with whom you had contact or who first became known to you in connection with its consideration of a Transaction between you and the Company, provided that you may (i) solicit for employment, or hire, any persons who are no longer employed by the Company at the time of your first contact with them or (ii) engage in general solicitations of employment not specifically directed at employees of the Company.

12. Standstill.  For a period of eighteen (18) months from the date of your signing of this Agreement, neither you nor your affiliates who receive Confidential Information will (or will assist, encourage or participate in efforts by others to), directly or indirectly, without having been specifically requested to do so in writing by the Company’s board of directors:  (i) propose any business combination, acquisition or other extraordinary transaction involving the Company, its successors, its or their securities or any substantial part of its or their assets, or acquire or agree to acquire any securities of the Company or any of its successors; (ii) seek or propose to influence or control, through a proxy solicitation or otherwise, the board of directors, management or policies of the Company or any of its successors (provided that this clause shall not prohibit you from voting, as you determine in your sole discretion, common stock of the Company owned by you); (iii) make any public disclosure, or take any action, including requesting a waiver or modification of any provision of this paragraph, that would reasonably be expected to require the Company or any of its successors to make any public disclosure, with regard to any of the foregoing actions; or (iv) instigate, encourage or assist any third party (including forming a “group” with an such third party) to do, or enter into any discussions or agreements with any third party with respect to any of the actions set forth in clauses (i) – (iii) above.  You represent and warrant to the Company that, as of the date hereof, you beneficially own (beneficial ownership being defined for purposes of this Agreement as under section 13(d) of the Securities Exchange Act of 1934, as amended) 445,100 shares of common stock of the Company.

Notwithstanding the foregoing:  If the Company publicly announces, or otherwise advises you, that it is abandoning the process of effecting a Transaction involving the Company with all other persons or groups, then, subject to compliance with applicable law and Section 5 hereof, you may thereafter acquire up to 10% of the issued and outstanding securities of the Company in open market transactions and/or block transactions.

13. Privilege.  To the extent that the Confidential Information includes materials subject to the attorney-client privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing such Confidential Information (including Confidential Information related to pending or threatened litigation) to you or any of Your Representatives.

14. Miscellaneous.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party.  No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

15. Governing Law; Jurisdiction.  This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.  In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the non-exclusive jurisdiction of courts of the State of New York and of the United States located in the County of New York.

16. Other.  Notwithstanding anything to the contrary herein, nothing in this Agreement limits or applies in any way to the activities of your Representatives so long as the individuals conducting such activities have not been provided with Confidential Information or been made aware of the Transaction by or on behalf of you hereunder.  For the avoidance of doubt, (i) nothing in this Agreement shall be deemed to bind any of your portfolio companies or investments, unless such portfolio company or investment in turn receives Confidential Information or is otherwise made aware of the Transaction by you; and (ii) notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, neither Power Corporation of Canada nor any person or entity which is controlled (as defined in Rule 12b-2 under the 1934 Act) directly or indirectly by Power Corporation of Canada (other than any such entity which is acting as your Representative) (collectively, the “Power Entities”) shall be deemed bound by this Agreement unless, and to the extent that, such Power Entity receives Confidential Information (in which case you shall be responsible for any breach by such Power Entity of the terms hereof).

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

             Very truly yours,

             Isis

             By /s/ Timothy P. Sheehan
              Name: Timothy P. Sheehan
              Title:   SVP and CFO

Confirmed and agreed to as
of March 16, 2012.

Sagard Capital Partners Management Corporation

By /s/ Dan Friedberg
  Name: Dan Friedberg
  Title:   CEO